Exhibit 107

FORM S-1

(Form Type)

SPECIFICITY, INC.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Table 1—Transaction Valuation

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	457(a)	1,000,000	$1.50	$1,500,000	0.0000927	$139.05

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,500,000		$139.05
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$139.05

(1)	The aggregate 1,000,000 shares of Common Stock being registered pursuant to this registration statement consists of (a) 500,000 shares of Common Stock offered by the Company and (b) the resale of 500,000 shares of Common Stock held by existing shareholders.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act.